Exhibit 10. Material Contracts

                   ADDENDUM NO. 2 TO GREAT FINANCIAL BANK, FSB

              RECOGNITION AND RETENTION PLAN FOR OUTSIDE DIRECTORS


Section 7.03(a) of the Plan was amended by the Board on April 24, 1996 by adding at the end the following:

         Recipients may make an irrevocable written election (to be delivered to the Plan Administrator) not less than six months prior to the date Plan Shares are earned to have a fixed number of such Plan Shares sold by the Trustee for cash instead of being distributed in kind at the distribution date.

and Section 7.03(b) of the Plan was amended by adding at the end the following:

         Notwithstanding   the   foregoing,   at  the   direction  of  the  Plan
         Administrator the Trustee shall sell earned Plan Shares and distribute to the Recipient the net cash proceeds of such sale.